EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bank Mutual Corporation 2004 Stock Incentive Plan, of our report dated January 23, 2004 with respect to the consolidated financial statements of Bank Mutual Corporation and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

May 4, 2004

Milwaukee, Wisconsin